Exhibit 10.39

AMENDMENT TO

THE

GEO GROUP, INC. DEFERRED COMPENSATION PLAN

WHEREAS, The GEO Group, Inc. Deferred Compensation Plan (the “Plan”) is currently in effect; and

WHEREAS, GEO Group, Inc. (the “Company”) wishes to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended effective January 1, 2010 as follows:

1. Section 4.2.3 of the Plan is hereby amended by deleting all of its text, and replacing it with the following text:

“Earnings or losses determined in accordance with Article V.”

2. Section 5.1 is hereby amended by deleting all of its text, and replacing it with the following text:

“5.1	Investment Return on Participant Accounts . Each Account will be adjusted to reflect earnings or losses thereon as further described in this Section 5.1.

5.1.1	Pursuant to the rules and procedures established by the Committee in its sole discretion from time to time, each Account shall be adjusted to reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with an investment option for each portion of the Account allocated to such option.

5.1.2	Investment options available under the Plan will be determined by the Committee. The Committee, in its sole discretion, may add or remove investment options from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

5.1.3	A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option, nor shall securities or other assets be purchased as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account.

5.1.4	A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Committee from time to time.

5.1.5	If the Participant fails to make an investment allocation with respect to an Account or a portion thereof, such Account or a portion thereof shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee; provided however, that with respect to the funds contributed to the Plan prior to January 1, 2010 in the event no investment allocation has been made by the Participant with respect to such funds, such funds shall be credited with interest at a rate equal to the Prime Rate, less three quarters of a percent. The Prime Rate to be used for any Valuation Period will be based on the published Prime Rate, adjusted as of the beginning of each calendar quarter.”

3. Section 6.1 is hereby amended by deleting all of its text, and replacing it with the following text:

“Value of Account. For purposes of this Article VI, the value of any Accounts as of any date of determination shall be equal to the value of such Accounts as of the Valuation Date coincident with or immediately preceding such date of determination, adjusted for any increase or decrease in the value of such Accounts after such Valuation Date.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and attested.

GEO GROUP, INC.

By:        /s/ George C. Zoley

Name:        George C. Zoley

Title:        Chairman and CEO

Date:         December 15, 2009

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